Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Two Harbors Investment Corp. (the “Company”) and Matthew Koeppen (“Employee” or “you”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1.          Definitions

For purposes of this Agreement, the following definitions apply:

A.          Separation Date. The “Separation Date” will be effective June 30, 2021.

B.          Effective Date. The “Effective Date” shall be the sixteenth (16th) day after Employee signs this Agreement without rescinding or revoking it, on which day this Agreement becomes effective and irrevocable.

C.          Released Parties. The “Released Parties” are the Company and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, trustees, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities.

D.          Releasing Parties. The “Releasing Parties” are you and your attorneys, heirs, executors, administrators, representatives, agents, successors, and assigns, and anyone claiming for you or on your behalf.

E.          Signature Date. The “Signature Date” of this Agreement is the date you sign the Agreement. You cannot sign the document prior to the Separation Date. No pre-dating of this Agreement will be accepted, and this Agreement is voidable at the sole option of Company if signed before the Separation Date.

F.          Company Employee. The “Company Employee” shall mean any individual who is currently employed by the Company or any of its subsidiaries or was employed by the Company or any of its subsidiaries within the ninety (90) day period prior to the time of such solicitation or inducement contemplated by Section 4.

G.          Competitive Business. The “Competitive Business” shall mean an entity that is engaged in a business that is similar to that in which the Company and its subsidiaries is engaged (or is actively planning to become engaged), including the business of investing, owning and managing residential mortgage backed securities, mortgage servicing rights, and similar residential mortgage-related investments, or any entity that may require or inevitably require Employee’s disclosure of the Company’s trade secrets, proprietary information or confidential non-public information.

2.          Separation Terms

A.          Separation of Employment. Your last day of employment with the Company will be on the Separation Date. After the Separation Date, you will not represent yourself as being an employee, officer, agent, or representative of the Company or any of the Released Parties for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is your employment Separation Date for all purposes, meaning you are not entitled to any further compensation, monies, or other benefits from the Company, including coverage under any benefit plans or programs sponsored by the Company as of the Separation Date.

B.          Separation Benefits. In consideration for Employee’s execution and non-revocation of and compliance with this Agreement, including Employee’s release in Section and other post-termination covenants and obligations set forth below, the Company agrees to provide the following benefits (collectively, the “Separation Benefits”):

(1)	Cash Payment. In addition to your regular compensation through your Separation Date (less all applicable taxes and other withholdings), the Company will continue payment of Employee’s current annual base salary of $550,000 in accordance with the Company’s standard payroll practices, less all applicable taxes and other withholdings, for a period of eighteen (18) months beginning on the first regularly-scheduled payroll date following the Effective Date, but no later than 60 days following the Separation Date. The first payment shall include all amounts that would have otherwise been paid to the Employee during the period beginning on the Separation Date and ending on the first payment date. Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement, and the first payment shall be reduced by $1,857.11.

(2)	COBRA Continuation Premiums. If Employee and/or Employee’s eligible dependents elect to continue health, dental, and/or vision coverage under COBRA, the Company will pay the full monthly cost of COBRA continuation premiums for a period of months equal to the lesser of the period of Employee’s COBRA eligibility or eighteen (18) months.

(3)	Equity Award Vesting. Effective as of the Effective Date, your currently outstanding equity incentive awards set forth on Appendix A hereto (collectively, the “Equity Awards”), will accelerate and become vested as provided for a termination of service for any reason other than cause, as defined in the applicable Company Equity Incentive Plan under which the Equity Award was granted. Any equity incentive awards that are not vested following the application of the immediately preceding sentence shall be forfeited and cancelled for no additional consideration as of the Separation Date. You acknowledge and agree that Appendix A sets forth a complete and accurate list of your equity incentive awards that will become vested or forfeited in accordance with this Section 2(B)(3).

(4)	Employee Acknowledgment. You understand, acknowledge and agree that the Separation Benefits are being provided as consideration in exchange for executing this Agreement, including the release in Section 3 and the other post-termination covenants and obligations set forth herein, and you agree that the Separation Benefits constitute sufficient independent consideration to support your execution of this Agreement. You further acknowledge that you are not entitled to any additional payment or other consideration not specifically referenced in this Agreement. Nothing in the Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these Separation Benefits or other benefits to any individuals other than the Employee.

C.          Tax Consequences. The Company takes no position as to whether any or all of the Separation Benefits constitute taxable income and/or wages for Employee. Employee shall be solely responsible for any tax payments or liabilities, including penalties, which may attach to the Separation Benefits except as outlined herein. Employee has not relied upon the Company or its counsel for legal advice on any tax issues related to or arising out of this Agreement. If it is ever claimed or determined by the Internal Revenue Service, any other taxing authority, or a court of competent jurisdiction, that any additional sums should have been withheld from the Separation Benefits, Employee agrees that the payment of any taxes, interest, or penalty thereby determined shall be his sole responsibility.

Further, it is intended that any amounts payable under this Agreement will be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Section 409A. In all cases, for purposes of compliance with Section 409A, “termination of employment” will have the same meaning as “separation from service” as defined in Section 409A. Each payment of compensation under this Agreement will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral exception. Whenever a payment under this Agreement specifies a payment period with reference to a number of days or months, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, to the extent necessary to comply with Section 409A, the payment shall not be paid until the later of (i) the first payroll date of the second calendar year, or (ii) the date that such release becomes effective and irrevocable. Employee shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A. The payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Employee. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. In no event whatsoever will the Company be liable for any additional tax, interest, or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

3.          Release and Acknowledgments

A.          Release. In consideration of the Separation Benefits, and as a material inducement to Company to enter into this Agreement, the Releasing Parties fully release and discharge the Released Parties from any and all liability, actions, causes of actions, and claims of any nature, whether known or unknown, in connection with all interactions, transactions or contracts, express or implied, which the Releasing Parties have against the Released Parties or have in connection with any and all interactions, transactions or contracts, express or implied, between the Releasing Parties and the Released Parties, through the Signature Date of this Agreement. This Agreement, however, does not apply to any claim which as a matter of law cannot be released, including but not limited to claims for unemployment insurance benefits and workers’ compensation claims. Employee agrees it is Employee’s intent to release all claims which Employee can legally release but no more than that. This Agreement shall not include any claim that cannot, as a matter of law, be released by private agreement.

This release includes, but is not limited to, the following: any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including but not limited to any rights and claims under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family & Medical Leave Act; the Age Discrimination in Employment Act (“ADEA”); the Sarbanes-Oxley Act; the Worker Adjustment Retraining Notification Act (“WARN”); any claims under Minnesota Chapter 181; Minnesota Dismissal for Age Act, Minn. Stat. § 181.81, et seq.; Minnesota Equal Pay for Equal Work Law, Minn. Stat. § 181.66, et seq.; Minnesota Fair Labor Standards Act, Minn. Stat. § 177.21, et seq.; Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A.01, et seq.; Minnesota Occupational Safety and Health Act, Minn. Stat. Ch. 182; Minnesota Parental Leave Act, Minn. Stat. § 181.940, et seq.; Minnesota Wage Payment and Work Hour Laws; Minnesota Whistleblower Protection, Minn. Stat. § 181.931, et seq.; Minnesota’s Lawful Use Statute, Minn. Stat. § 181.938; Minnesota’s Personnel Record Review Statute, Minn. Stat. § 181.960, et seq.; Retaliation for Filing Workers’ Compensation Claim, Minn. Stat. § 176.82; any claim under any state’s human rights act, wage payment act, civil rights laws, or similar laws; any law governing any aspect of employment, and any amendments thereto (except for claims for workers’ compensation and unemployment insurance benefits); any claim under any municipal, state, or federal common law, statute, regulation or ordinance; breach of contract claims; breach of any collective bargaining agreement claims; tort claims, including negligence; and all demands, damages expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which the Releasing Parties may have against the Released Parties or have in connection with all interactions, transactions or contracts, express or implied, between the Releasing Parties and the Released Parties, including, but not limited to your employment and the termination of your employment, or any acts, transactions, or occurrences between the Releasing Parties and the Released Parties through the Signature Date of this Agreement. This release does not purport to waive claims arising under these laws after the date of this Agreement.

B.          ADEA and Compliance with Laws. Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee might have. Employee represents that all such requirements have been satisfied, including that: (a) Employee has carefully read this Agreement, understands all of its terms, and voluntarily enters into the same; (b) Employee is knowingly and voluntarily releasing and waiving ADEA rights; (c) Employee is not waiving ADEA rights arising after the date of Employee’s execution of this Agreement; (d) in exchange for executing this Agreement, is receiving valuable consideration that Employee would not otherwise be entitled to receive; (e) Released Parties are, hereby, in writing, encouraging Employee to consult with an attorney before signing this Agreement and Employee has had the necessary time to do so; (f) Employee received twenty one (21) days to consider this Agreement; (g) Employee received seven (7) days to revoke this Agreement under the ADEA; and (h) this Agreement does not become enforceable until the applicable revocation period expires.

C.          Consideration Period and Revocation / Rescission Period. Pursuant to the ADEA, Employee is hereby informed that the terms of this Agreement shall be open for acceptance by Employee for a period of twenty-one (21) calendar days after receiving this Agreement, during which time Employee may consider whether or not to accept this Agreement and seek legal counsel. Employee agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. Employee has the right to consult with an attorney before signing this Agreement and Employer hereby advises Employee to seek the advice of an attorney before signing it. By signing this Agreement, Employee acknowledges and agrees that this Agreement is written in language that Employee understands. Employee understands and agrees that this Agreement does not waive rights or claims that arise after the date Employee signs this Agreement.

Employee may rescind (i.e., revoke and cancel) Employee’s release of claims arising under the ADEA within seven (7) calendar days of signing this Agreement. Employee may rescind (i.e., revoke and cancel) Employee’s release of claims arising under the MHRA within fifteen (15) calendar days of signing this Agreement. The rescission periods noted above run concurrently with one another as of the Signature Date.

To effectively rescind/revoke this Agreement, the rescission/revocation must be in writing, and must be delivered by hand or sent by certified mail, return receipt requested, and postmarked within the fifteen-day period to:

Two Harbors Investment Corp.

Attn: Alecia Hanson

601 Carlson Parkway, Suite 1400

Minnetonka, Minnesota 55305

If Employee does not execute this Agreement and/or if Employee rescinds/revokes it, then this Agreement is null and void and Employee shall not receive the Separation Benefits.

D.          No Admission of Liability. The Parties understand and agree that this Agreement is not an admission of liability and shall not be construed as an admission in any legal or administrative proceeding.

E.          Continuing Rights. Nothing in this Agreement will limit your right to: pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission or any Federal, State, or Local Agency; file a claim for unemployment benefits; file a claim for workers’ compensation benefits (to the extent applicable state law prohibits the direct release of such benefits without judicial or agency approval); assert claims that may arise after you sign this Agreement; or file a claim asserting any causes of action that by law you may not legally waive. You agree, however, that if you or anyone on your behalf brings any action concerning or related to any cause of action or liability released in this Agreement, you waive your right to, and will not accept, any monies or other relief, awarded in connection with that action.

Additionally, nothing in this Agreement will be interpreted to limit your ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. Moreover, nothing in this Agreement deters or prevents you or the Company or its officers or directors from cooperating with or providing truthful information or testimony to such governmental agencies during the course of any government investigation or during litigation.

THIS MEANS THAT BY SIGNING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO YOUR EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF YOUR EMPLOYMENT WITH THE COMPANY OR ANY ACTS, TRANSACTIONS, OR OCCURRENCES BETWEEN YOU AND THE RELEASED PARTIES THAT TOOK PLACE AT ANY TIME, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

F.          Additional Material Acknowledgements. Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) or any equivalent state or local law, Employee admits that he has been properly paid for all hours worked and received from the Company all rights and benefits, if any, potentially due to him pursuant to the FLSA and any relevant laws. Employee states that he is aware of no facts (including any injuries or illnesses) which might lead to him filing a workers’ compensation claim against the Released Parties, and Employee warrants that he has not suffered any work injury that he has not previously disclosed to the Company.

G.          Medicare Acknowledgements. You affirm that you are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment of the Separation Benefits pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security or Medicare benefits. If any statement in the previous sentence is incorrect (for example, but not limited to, if you are a Medicare beneficiary, etc.), the remaining sentences of this paragraph apply. You affirm, covenant, and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by you before or after signing this Agreement. Furthermore, you are not aware of any medical expenses that Medicare has paid and for which Released Parties could be liable now or in the future. You affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold Released Parties harmless from Medicare claims, liens, damages, conditional payments and rights to payment, if any, including attorneys' fees, and you further agree to waive any and all future private causes of action for damages under 42 U.S.C. § 1395y(b)(3)(A) et seq.

4.          Post-Termination Obligations and Restrictive Covenants

A.          Return of Confidential Information and Property. If Employee has not already done so, Employee will return and give to the Company as soon as possible, but no later than five (5) business days after the Separation Date, all Company property, including but not limited to documents, notes and files, whether in hardcopy or electronically stored, access badges, credit cards, office and desk keys, computers, tablets, hard drives, storage devises, monitors, mobile phones, telephone headsets, computer and phone cables and chargers, office equipment, and any other Company property in Employee’s possession, or under Employee’s direction or control. Notwithstanding the foregoing, the Company agrees that Employee may and will retain ownership of the mobile telephone number (612) 281-9698. Upon request of the Company, Employee agrees to sign a written acknowledgment that all Company property has, in fact, been returned.

B.          Non-Disclosure of Confidential Information. Employee, by virtue of his position with the Company, has had access to and/or received trade secrets and other confidential and proprietary information about the Company’s business that is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”).  Confidential Information includes, but is not limited to, information about the Company and its affiliates, employees, business partners, vendors and other parties, whether or not reduced to writing or still in development, that is not generally known to the public or to competitors of Company because Company has engaged in reasonable efforts to maintain its secrecy. Employee acknowledges that on August 12, 2020, he executed and agreed to be bound by that certain Employee Confidentiality Agreement in favor of the Company and its subsidiaries and understands that he will continue to be bound by the terms thereof following the Separation Date.

Employee agrees that he will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party who is not authorized to receive, review, or access the Confidential Information. Employee also agrees to not use Confidential Information on behalf of Employee or any third party and, by signing this Agreement, affirms that he has returned all Confidential Information to the Company and, as such, does not possess or have access to the Company Confidential Information. The purpose of this provision is to protect the Company’s proprietary, confidential, and trade secret information from improper use or disclosure, to the maximum extent permitted by law. This confidentiality obligation does not prohibit or restrict Employee from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. If you have any questions regarding what information would be considered by the Company to be information subject to this provision, you agree to contact the Company’s General Counsel, Rebecca Sandberg, at (612) 453-4095.

Employee understands these promises are in addition to, not in lieu of, all prohibitions against disclosures and use of trade secrets and other Confidential Information under Employee’s Employee Confidentiality Agreement dated August 12, 2020 and applicable state and federal law.

Nothing in this Agreement prohibits Employee from disclosing Confidential Information in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law. Additionally, if Employee files a retaliation lawsuit for reporting a suspected violation of law, Employee may disclose related Confidential Information to Employee’s attorney and use them in related court proceedings, as long as Employee files documents containing the Confidential Information under seal and does not otherwise disclose the Confidential Information except pursuant to court order. If Employee is compelled by subpoena or other court order to disclose any of the Company’s Confidential Information, Employee agrees to notify the Company’s General Counsel, Rebecca Sandberg, at (612) 453-4095 or Rebecca.Sandberg@twoharborsinvestment.com within two business days of receiving such a subpoena or court order.

C.          Confidentiality of this Agreement. Employee will keep confidential all the terms of this Agreement and will not disclose them to any person other than Employee’s spouse, legal or financial advisors, or government officials who seek such information in the course of their official duties. Further, Employee agrees not to make or issue, or cause any person, firm or entity to make or issue, any statement in any form concerning the Released Parties, Employee’s employment relationship, or the termination of Employee’s employment relationship to any person or entity if such statement disparages or is harmful to the Released Parties.

Nothing in this Agreement prohibits Employee from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. Nothing in this confidentiality provision prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. If you are compelled by subpoena or other court order to disclose any of the information in this Agreement, however, you agree to notify the Company’s General Counsel, Rebecca Sandberg, at (612) 453-4095 or Rebecca.Sandberg@twoharborsinvestment.com within two business days of receiving such a subpoena or court order.

Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or Employee’s employment with the Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Employee further understands that nothing in the Agreement waives Employee’s right to testify before an administrative, legislative, or judicial proceeding pursuant to a court order, subpoena, or written request from an administrative agency concerning alleged criminal conduct or alleged sexual harassment on the part of any party to this Agreement, or their agents or employee. Employee is not required to contact the Company regarding the subject matter of any such communications before Employee engages in such communications. However, Employee cannot disclose to anyone confidential communications and documents that are protected by the Company’s attorney-client privilege or work product protection.

D.            Non-Competition and Non-Solicitation. Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Employee, for the period of eighteen (18) months beginning on the Separation Date, Employee agrees and covenants not to:

(1)	directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, officer, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in a Competitive Business;

(2)	directly or indirectly, (a) solicit, hire, attempt to hire, engage, contract with or recruit any Company Employee (as defined below), or (b) induce or otherwise advise or encourage any Company Employee to terminate or alter his or her employment with the Company; or

(3)	directly or indirectly, solicit, contact (including but not limited to, verbal, email, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current or prospective business partners or counterparties (or business partners or counterparties that have engaged in business or financial transactions with the Company and its subsidiaries within the twelve (12) month period preceding the Separation Date.

(4)	The prohibitions in Section 4.D. do not, in any way, restrict or impede Employee from:

(a)           Purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation (even if such corporation is engaged in a Competitive Business), provided that such ownership represents a passive investment and that the Employee is not a controlling person or, or a member of a group that controls, such corporation; or

(b)           Exercising protected rights to the extent that such rights cannot be waived by this Agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order (and, in such event, Employee shall promptly provide written notice of any such order to the Company’s General Counsel).

E.             Continuing Obligations and Cooperation. As a material inducement to the Company to enter into this Agreement, Employee agrees and warrants that Employee agrees to comply with all obligations and responsibilities set forth in any express agreement between Employee and the Company, including your Employee Confidentiality Agreement dated August 12, 2020 and the agreements documenting your Equity Awards as set forth on Appendix A following the Separation Date.

Employee also acknowledges that certain matters Employee has been involved in during the Employee’s employment may need Employee’s cooperation with the Company in the future. Accordingly, to the extent reasonably requested by the Company, after the Separation Date Employee agrees to cooperate with the Company and provide any information that Company may reasonably request regarding your employment with Company or events or persons you may have knowledge of through the same, including cooperating with any internal or external investigations or any litigation or litigation-related matters, provided, the Company shall make reasonable efforts to minimize disruption to Employee’s other activities. Company agrees to reimburse you for all reasonable and documented out-of-pocket costs you may incur in complying with any such requests.

F.             Non-Disparagement. Employee agrees and covenants that Employee shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory, maliciously false or disparaging remarks, comments or statements concerning the Company or its businesses and operations, or any of the Company’s employees, officers, directors, existing and prospective business partners, suppliers, investors and other associated third parties, now or in the future. The Company agrees and covenants that it will direct its directors and officers to not make, publish or communicate to any person or entity or in any public forum any defamatory, maliciously false or disparaging remarks, comments or statements concerning Employee; provided, nothing in this Agreement shall limit the ability of the Company, its officers, directors and anyone acting on the Company’s behalf, to make any disclosure necessary or advisable to the SEC or otherwise to comply with law, including the federal securities laws. This section does not in any way restrict or impede Employee from exercising protected rights under the National Labor Relations Act or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employee shall provide written notice of any such order to the Company’s General Counsel, Rebecca Sandberg, at (612) 453-4095 or Rebecca.Sandberg@twoharborsinvestment.com within two business days of receiving such order.

G.             Announcements. The Company agrees that in the event that the Company announces Employee’s separation of employment with the Company in a press release, regulatory filing, or otherwise, Employee’s separation shall be described in language materially similar to the following sentence: “Two Harbors Investment Corp. (the “Company”) and Matthew Koeppen have entered into a separation agreement on mutually agreeable terms, pursuant to which Mr. Koeppen's employment with the Company will terminate on the Separation Date. The Company determined that Mr. Koeppen's termination of employment was without "cause.” The Company also agrees that in the event that the Company announces or otherwise describes the compensation provided to Employee in a regulatory filing, Employee’s separation of employment shall be described as “without cause” and/or “for a reason other than cause” in language materially similar to the following sentence: “In connection with Mr. Koeppen’s departure, Mr. Koeppen will receive certain benefits provided under the Two Harbors Investment Corp. Severance Benefits Plan, previously filed with the Securities and Exchange Commission, for a termination without cause, and certain unvested Restricted Stock Units previously awarded to Mr. Koeppen will vest as provided in the Company’s Equity Incentive Plans, previously filed with the Commission, for a termination of service for a reason other than cause.”

5.	Remedies

In the event of a breach or threatened breach by the Employee of any provision of this Agreement, Employee hereby consents and agrees that money damages would not be an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available relief.

If Employee fails to comply with any of the terms of this Agreement or post-termination obligations and restrictive covenants set forth or referenced herein, the Company may, in addition to any other available remedies, reclaim any amounts previously paid to Employee as Separation Benefits under the provisions of this Agreement and terminate any Separation Benefits or payments that are later due under this Agreement, without waiving the obligations of or releases provided by Employee under this Agreement.

Employee and the Company each agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging a breach of this Agreement.

6.	Other Agreements and Governing Provisions

A.            Entire Agreement; Modification. This Agreement contains the entire agreement between you and Company concerning the subject matter in this Agreement, and may not be modified except by a writing signed by both you and an authorized official of the Company.

B.             No Bankruptcy or Assignment of Rights. Employee represents that, from the beginning of Employee’s employment with Employer through the date that Employee signs this Agreement, Employee: (a) has not assigned or attempted to assign any rights released under this Agreement; (b) has the sole and exclusive right to receive the consideration outlined above; and (c) has not filed for bankruptcy protection.

Employee further acknowledges that this Agreement is not assignable without the written consent of the Company.

C.            Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against either party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

Further, Employee represents and agrees that he has had the opportunity to consult legal counsel before signing this Agreement, that the Company has advised him to seek legal counsel for purposes of reviewing this Agreement before he signs it, and that he has had the opportunity to seek legal counsel regarding this Agreement. Employee agrees that he will not assert that this Agreement should be construed against the Company as the drafter, as he has had every opportunity to request changes. Further, Employee agrees that he intends every paragraph in this Agreement to be legally binding upon him and that he will not take the position that any part of this Agreement is not legally binding. Employee also acknowledges and agrees that he has read and fully understands this Agreement and that he knowingly and voluntary agrees to all its terms and conditions.

D.             Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the Parties agree that the term will be severed and all other terms of this Agreement will remain in effect.

E.             Governing Law and Venue. This Agreement is governed by and construed in accordance with the laws of the state of Minnesota.

F.             Severability. If any one or more of the provisions or parts of a provision contained in this Agreement are held to be invalid or unenforceable in any jurisdiction, that invalidity or unenforceability will not affect any other provision or part of a provision of this Agreement.

G.             Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which construed together shall constitute one and the same Agreement.  Employee agrees that the Company may enforce this Agreement with a copy that is only signed by Employee.

H.            Compliance with Release. If you breach or violate this Agreement, you understand the Released Parties are relieved from all obligations under this Agreement, and your breach or violation may give the Released Parties legal and equitable remedies against you under applicable law, including recovery of any Separation Benefits issued pursuant to this Agreement.

I have carefully read this Agreement; I fully understand the Agreement’s contents and the effects thereof. I understand the offer contained in this Agreement will automatically expire at midnight on the twenty-first (21st) calendar day after I receive it not counting the date of receipt (“Expiration Date”). I understand if I do not sign this Agreement by the Expiration Date and promptly return it to Alecia Hanson at the Company, then the offer contained in this Agreement will automatically be revoked and I will not receive or be entitled to the Separation Benefits described in this Agreement. I understand that I have a right to review this Agreement with an attorney of my choice, and I have executed the same of my own free will, without any coercion by the Company, the Released Parties, or any of the Company’s or the Released Parties’ directors, officers, employees, agents or representatives. No representation, promise, or inducement has been made other than as set forth in this Agreement, and I enter into this Agreement without reliance upon any other representation, promise, or inducement not set forth herein. I further understand and represent that I assume the risk for any mistake of fact now known or unknown, and I understand and acknowledge the significance and consequences of this Agreement and I represent that its terms are fully understood and voluntarily accepted.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties sign this Separation and Release Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

TWO HARBORS INVESTMENT CORP.

/s/ Matthew Koeppen		By:
MATTHEW KOEPPEN
/s/ Rebecca Sandberg
		Its:	Vice President and General Counsel
Date:	June 30, 2021

		Date:	June 30, 2021

[Signature page to Separation and Release Agreement]

APPENDIX A

EQUITY AWARDS

1.	Restricted Stock Award Agreement dated as of January 28, 2019 by and between Two Harbors Investment Corp. and Matthew Koeppen of which 6,945 RSAs will vest as of the Effective Date and zero RSAs will be forfeited and cancelled.

2.	Restricted Stock Award Agreement dated as of January 29, 2020 by and between Two Harbors Investment Corp. and Matthew Koeppen of which 65,660 RSAs will vest as of the Effective Date and zero RSAs will be forfeited and cancelled.

3.	Restricted Stock Unit Agreement dated as of May 19, 2021 by and between Two Harbors Investment Corp. and Matthew Koeppen of which 157,342 RSUs will vest as of the Effective Date and zero RSUs will be forfeited and cancelled.

4.	Performance Share Unit Agreement dated as of May 19, 2021 by and between Two Harbors Investment Corp. and Matthew Koeppen for 73,077 shares that will be forfeited as of the Separation Date.

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